Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 18, 2019
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended December 31, 2018, consolidated net income was $2,979,000 or $0.37 per diluted share (EPS), as compared to $3,165,000, or $0.39 EPS, for the prior quarter and $1,589,000, or $0.20 EPS for the same period a year ago. Consolidated net income for the year ended December 31, 2018 totaled $11,537,000, or $1.42 EPS, representing an increase of 26.9% compared to $9,094,000 or $1.13 EPS for 2017. The decrease from the prior quarter is the result of loan loss provisions recorded during the quarter corresponding to loan growth. The 2018 net income increases over the comparable periods of 2017 were mainly driven by strong earning asset growth and corresponding increases to net interest income. Additionally, the Company realized a reduction in income tax provision in 2018 due to the lower federal income tax rate of 21%, following the passing of the U.S. Tax Cuts and Jobs Act of 2017, which also resulted in a $983,000 charge to federal income tax provision in the fourth quarter of 2017, due to the revaluation of net deferred tax assets.

Net interest income was $10,179,000 and $38,567,000 for the quarter and year ended December 31, 2018, respectively, compared to $9,944,000 during the prior quarter, $9,023,000 for the fourth quarter of 2017 and $34,180,000 for the year ended December 31, 2017. Net interest margin increased to 3.96% and 3.89% for the quarter and year ended December 31, 2018, respectively, as compared to 3.86% and 3.77% for the same periods of 2017. The net interest income and net interest margin increases in 2018 over the comparable prior periods were the result of strong growth of our loan and investment portfolios and the positive impact that rising interest rates have had on our variable rate earning assets.

Non-interest income for the fourth quarter and year ended December 31, 2018 totaled $1,232,000 and $4,712,000, respectively, compared to $1,137,000 during the prior quarter, $1,193,000 for the fourth quarter of 2017, and $5,976,000 for the year ended December 31, 2017. The moderate increase in the fourth quarter was mainly due to FHLB dividend income and steady increases in service charges and fee income from our growing customer base. The year-over-year decrease is mainly due to the $938,000 merger-related settlement payments recorded in the second quarter of 2017.

Non-interest expense for the fourth quarter and year ended December 31, 2018 totaled $6,921,000 and $27,378,000, respectively, compared to $6,820,000 during the prior quarter, $6,222,000 for the fourth quarter of 2017 and $24,565,000 for the year ended December 31, 2017. The increase compared to prior periods corresponds to staffing increases, partially related to the expansion into the new Sacramento Branch during the third quarter, and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.09 billion at December 31, 2018, an increase of $19.1 million over September 30, 2018 and $60.1 million over December 31, 2017. Gross loans were $711.9 million as of December 31, 2018, an increase of $48.7 million over September 30, 2018, and an increase of $49.4 million over December 31, 2017. The Company’s total deposits were $986.5 million as of December 31, 2018, an increase of $12.1 million over September 30, 2018, and an increase of $47.6 million over December 31, 2017.

“Steady core deposit growth combined with third and fourth quarter loan growth have again helped push Company earnings to record level. We are very pleased with our year-end results for 2018,” stated Chris Courtney, President and CEO of the Company and the Bank. “We are enthusiastic about our recent expansion into Sacramento and look forward to growth opportunities in the greater Sacramento region. As we expand our Northern California presence to better serve our clients, we naturally garner increased awareness of the Oak Valley brand, which enables us to introduce more Central Valley families and businesses to our premier style of community banking,” Courtney concluded.

Non-performing assets as of December 31, 2018 were $920,000, or 0.08% of total assets, compared to $920,000, or 0.09% of total assets, as of September 30, 2018, and $1,564,000, or 0.15% at December 31, 2017.  The decrease in non-performing assets during 2018 is the result of payments on non-performing loans and an OREO property sale during the first quarter of 2018.

The Company recorded provision for loan losses of $555,000 during the fourth quarter corresponding to strong fourth quarter loan growth. At the same time, credit quality improved slightly, which allowed for a decrease in the allowance for loan losses as a percentage of gross loans to 1.22% at December 31, 2018, compared to 1.23% at September 30, 2018 and December 31, 2017.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop. The Sacramento – Capitol Mall Branch, which opened in 2018, is the latest addition to Oak Valley’s network.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter
Selected Quarterly Operating Data:	2018	2018	2018	2018	2017

Net interest income	$10,179	$9,944	$9,327	$9,117	$9,023
Provision for loan losses	555	-	-	-	245
Non-interest income	1,232	1,137	1,011	1,332	1,193
Non-interest expense	6,921	6,820	6,905	6,732	6,222
Net income before income taxes	3,935	4,261	3,433	3,717	3,749
Provision for income taxes	956	1,096	842	915	2,160
Net income	$2,979	$3,165	$2,591	$2,802	$1,589

Earnings per common share - basic	$0.37	$0.39	$0.32	$0.35	$0.20
Earnings per common share - diluted	$0.37	$0.39	$0.32	$0.35	$0.20
Dividends paid per common share	$-	$0.130	$-	$0.130	$-
Return on average common equity	12.16%	13.21%	11.18%	12.47%	6.93%
Return on average assets	1.08%	1.17%	0.99%	1.08%	0.62%
Net interest margin (1)	3.96%	3.97%	3.83%	3.80%	3.86%
Efficiency ratio (2)	58.78%	59.50%	64.20%	63.40%	58.35%

Capital - Period End
Book value per common share	$12.09	$11.67	$11.50	$11.19	$11.21

Credit Quality - Period End
Nonperforming assets/ total assets	0.08%	0.09%	0.12%	0.12%	0.15%
Loan loss reserve/ gross loans	1.22%	1.23%	1.25%	1.26%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,094,929	$1,075,805	$1,069,600	$1,052,813	$1,034,852
Gross loans	711,902	663,195	654,594	648,367	662,544
Nonperforming assets	920	920	1,310	1,310	1,564
Allowance for loan losses	8,685	8,135	8,162	8,165	8,166
Deposits	986,495	974,424	970,615	955,341	938,882
Common equity	99,038	95,666	94,145	91,595	90,767

Non-Financial Data
Full-time equivalent staff	178	176	175	168	167
Number of banking offices	17	17	16	16	16

Common Shares outstanding
Period end	8,194,805	8,194,255	8,183,005	8,183,005	8,098,605
Period average - basic	8,086,748	8,083,927	8,080,134	8,074,961	8,073,805
Period average - diluted	8,097,161	8,104,252	8,098,269	8,100,703	8,090,826

Market Ratios
Stock Price	$18.30	$19.65	$22.87	$22.30	$19.54
Price/Earnings	12.52	12.65	17.78	15.85	25.02
Price/Book	1.51	1.68	1.99	1.99	1.74

	YEAR ENDED DECEMBER 31,
($ in thousands, except per share)	2018	2017

Net interest income	$38,567	$34,180
Provision for loan losses	555	350
Non-interest income	4,712	5,976
Non-interest expense	27,378	24,565
Net income before income taxes	15,346	15,241
Provision for income taxes	3,809	6,147
Net income	$11,537	$9,094

Earnings per common share - basic	$1.43	$1.13
Earnings per common share - diluted	$1.42	$1.13
Dividends paid per common share	$0.26	$0.25
Return on average common equity	12.26%	10.41%
Return on average assets	1.08%	0.91%
Net interest margin (1)	3.89%	3.77%
Efficiency ratio (2)	61.37%	60.66%

Capital - Period End
Book value per common share	$12.09	$11.21

Credit Quality - Period End
Nonperforming assets/ total assets	0.08%	0.15%
Loan loss reserve/ gross loans	1.22%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,094,929	$1,034,852
Gross loans	711,902	662,544
Nonperforming assets	920	1,564
Allowance for loan losses	8,685	8,166
Deposits	986,495	938,882
Common equity	99,038	90,767

Non-Financial Data
Full-time equivalent staff	178	167
Number of banking offices	17	16

Common Shares outstanding
Period end	8,194,805	8,098,605
Period average - basic	8,081,482	8,060,686
Period average - diluted	8,100,098	8,081,497

Market Ratios
Stock Price	$18.30	$19.54
Price/Earnings	12.82	17.32
Price/Book	1.51	1.74

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% in 2017, and 21% in 2018.
(2)

Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% 2017, and 21% in 2018. A marginal federal/state combined tax rate of 41.15% in 2017 and 29.56% in 2018, was used for applicable revenue.